Matching Program

2023 Cycle

Rewarding Long Term Sustainable Performance

Important notice: The grant of the Program and the definition of all its conditions are a prerogative of the company. The enrollment is completely optional and voluntary to employees (the enrollment for Vale's CEO and Executive Vice Presidents is mandatory, according to the Net annual bonus received, such as their participation during the three-year cycle) once all of the eligibility criteria are met and all conditions for participation are formally accepted by the employee. The purchase of shares is characterized as a risky investment, since it represents the investment of funds in variable income (i.e. traded shares on the stock exchange). By choosing to participate in the program, the employee recognizes and understands the risks posed, such as: capital market volatility, share liquidity and oscillation of their value in the stock exchange. The combination of these risks may bring earnings or losses to any employee who participates in the Program.

Both the purchase and the sale of the Vale S.A. shares/ ADRs, as well as the profits (dividends, interests on equity, etc.) earned by each employee between the purchase and the sale, may be subject to taxes, especially with regards to personal income taxes - in cases of positive results from the sale of the shares. Capital gains may be subject to taxes and are not Vale's responsibility. The tax regulations are dynamic and therefore subject to change and interpretation. The Human Resources team will be responsible for providing generic and relevant information regarding the Matching Program, and participants are responsible for evaluating their personal finances and consulting with their accountants/financial advisors to ensure they are aware of all the financial implications linked to participating in this Program.

Note that Matching Program participants should be aware of legal requirements, as well as Vale's Code of Conduct and Disclosure of Material Acts or Facts and Securities Trading Policies.

Human Resources

FEBRUARY, 2023.

Table of Contents

1. General Concepts

1.1. About the Matching Program

As part of Vale's initiative to provide its executives with a package aligned with the practices, trends and conditions prevailing in the market and focus on the company's main strategic pillars, the company relies on Incentive Programs Based on Shares. It is a set of programs (Matching and PSU) with specific purposes and rules that make up a significant portion of the total compensation of the company's leadership body to align with the interests of shareholders, giving focus on sustainable results and long-term value generation.

The Matching Program is a long-term award mechanism offered to Vale's executives and their affiliated and subsidiaries participant companies[1], that meet the eligibility conditions for participation. The program is governed by the criteria and rules established in this Manual[2] and aims to:

- Increase Vale's ability to recruit and retain top talent.
- Encourage the sense of "ownership".
- Strengthen a culture of long-term sustainable performance; and

1.2. Conditions for Eligibility

The executives who meet **all** the conditions below will be eligible to participate in the Matching Program 2023 Cycle[3]:

- They must be active and working for Vale as of December 31st, 2022, with salary grade of 14V or above[4].
- They must meet the specific conditions of placement in the groups and of participation options that are eligible for the program[5].
- They must be active and effectively working for Vale at the official start date of the cycle; and
- They must accept the program participation conditions through the Enrollment Form and make the financial deposit, if applicable, by the deadline established.

1.3. Fundamental Characteristics

The main characteristics of the 2023 Matching program are specified below:

- Participants acquire Vale's shares traded in Brazil (B3 S.A. – Brasil, Bolsa, Balcão) or *American Depositary Recipts* ("ADRs") issued by Vale traded on the New York Stock Exchange (NYSE)[6], using its own resources, and shall hold such Shares in their entirety and under their ownership throughout the whole period of the cycle.

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[1] See

Appendix A: Participating Companies List the companies whose executives may be eligible. For the purpose of this manual, the terminology "Vale" will be used for Vale S.A. and other related companies of Vale's group, affiliated and controlled, which are also participants of the program.

[2] Situations not covered in this manual should be evaluated and defined case by case by the People Vice president.

[3] See Appendix F for additional eligibility requirements for executives in Canada, US, UK.

4 Fixed-term employees in Brazil are not eligible to participate.

5 See details about the criteria for placing in the groups and for participation options in 2 Executives Placement in the Groups.

[6] For the purpose of this manual, the terminology "Shares" will be used for both Vale's shares traded in Brazil and Vale's ADRs traded in NYSE.

- The number of Shares required for each executive's participation will be established based on the participant's Reference Value and the share Grant Price[7];
- The vesting period of the cycle is 03 (three) years, officially starting on **March 30th, 2023** and ending with the award in March 2026[8], with an exact date to be previously established and communicated to the participants in the same year of the payment;
- The award paid by Vale at the end of the cycle is subject to the compliance with the conditions of permanence (see 6.1 Conditions for staying in the Program) and will occur in the same number of Shares (1: 1 in shares) acquired by the executive, including the withheld income tax;
- In addition to the program's award, Vale may also make cash payments during the cycle, relative to the number of shares to which he/ she will be entitled as an award at the end of the cycle, equivalent and of a net amount per share of dividends/ interest on equity eventually paid by the company to the shareholders (see details in 6.4 Virtual Dividends Payment); and
- Participation in the Matching Program is entirely voluntary and optional[9], and the eligible executive who chooses to enroll must formalize his/her option through the Enrollment Form.

Important notes:

The rules described in this document are valid exclusively for the Matching Program starting in 2023.

The grant of the 2023 cycle of the Matching Program does not require Vale to grant this incentive, or any other similar program, in future years. Vale reserves the right to examine and determine the eventual grant of similar incentives in subsequent years. Thus, employee participation in the 2023 cycle shall not generate rights, nor shall it generate expectations of future entitlement to equal or similar programs.

2. Executives Placement in the Groups

In accordance to the eligibility rules (see 1.2 Conditions for Eligibility), the executive must comply with the specific conditions of placement in the groups and participation options to be able to participate in the program.

The executive's placement[7,10] in the groups A or B is the responsibility of the immediate manager:

[7] See details about the Reference Value and the Grant Price in 3.3 Shares Required for the Participation.

[8] The established closing month may change, in accordance with Vale's Disclosure of Material Acts or Facts and Securities Trading Policy. In case of changes, Vale will notify participants in advance.

[9] For CEO and Executive Vice Presidents, participation and permanence in the program is mandatory according to the Net annual bonus received and Administrative Counselor decision and approval. For this public there is no exercise of placement by the People Development Cycle; the participation is defined by the Extra option.

[10] All Executives with the grade 01V and/ or that report directly to the CEO should be automatically placed in Group A.

Table 2.: Placement x Participation Options

Groups	Participation Options
Gr. A	▪ Executives can choose by one of the options: ▪ **Extra**, as per the level and location. ▪ **Standard**, as per the level and location; or ▪ **Do not participate** in the program.
Gr. B	▪ Executives can choose by one of the options: ▪ **Standard**, as per the level and location; or ▪ **Do not participate** in the program
Gr. C	▪ **Do not participate** in the program

The immediate manager must place the eligible executives into a group via the compensation exercise as per the following guidelines:

- If they have more than 10 eligible executives, they must place at least 5% in group C[11];
- If they have less than 10 eligible executives and at least one executive assessed as below performance at the 2022/2023 People Development Cycle, they must place 1 executive with below performance in group C. In addition, you can choose to include more executives, regardless of performance, in group C.
- If they have less than 10 eligible executives and none of them were assessed as below performance at the 2022/2023 People Development Cycle, they do not need to place anyone in group C but can choose to place someone if necessary.

After the group C placement, the immediate manager must place the other eligible executives in either group A or B, ensuring that **a maximum of 30%**[12] of the total of this team is placed in **Group A**.

If there are eligible executives who may not have been part of the People Development Cycle, such executives will automatically be allocated to **Group B**.

3. How to Join the Program

3.1. Program Enrollment

After the placement exercise by the immediate manager (see 2 Executives Placement in the Groups), the executive who is eligible to participate shall formalize his/her option via the Enrollment Form, indicating

[11] For rounding purposes, up to 0.49 will be rounded down and from 0.5 will be rounded up.

[12] For rounding purposes, the calculation of 30% shall follow the distribution of Appendix B: Eligible Employees Placement Distribution.

whether he/she will choose (i) Extra option (if applicable), (ii) Standard option (if applicable) or (iii) not participating in the 2023 cycle, as well he/she will have to choose to use vested Shares or purchase the Shares in the Market.

By opting for participation, via any of the two options, the executive will also be formalizing his acceptance and agreement with the guidelines, rules and conditions of the Matching 2023 Program, described in this document and in the Enrollment Form.

Important note:

> **Participation value is subject to executive's level and region and is informed to the participant at the Enrollment Form.**

3.2. Registration Process in the Plan Administrators

It is necessary that the participant is registered in the stock market regulatory bodies and has an updated account in one of the official Vale Matching plan administrators, as follow:

- **Ágora Investimentos**, for participants who are in companies located in Brazil at the official start date of 2023 cycle.
- **Shareworks**, for participants who are in companies located outside Brazil at the official start date of 2023 cycle [13]

See in Appendix C: Registration Regularization in the Plan Administrators the list of documents and main guidelines for the registration regularization. For further information, the executive can directly contact the administrators in the contacts below:

Ágora Investimentos: stockoption@agorainvestimentos.com.br or

- o Stock Options Telephone
  - +55 (11) 98945-0021
  - +55 (11) 98945-8906
- o Operations Telephone (only for stock sale and purchase):
  - 3003-7640

- **Shareworks**: +1-403-515-3909.
  - North America - 1 877-380-7793
  - Australia - 1 800 768 002
  - United Kingdom – 08 082349514
  - Hong Kong – 800 906 061

[13] After leaving Vale, all local employees in China have to sell all their shares in Shareworks account within 6 months (maximum) from the termination date with Vale. If the employee does not empty his/her account within 6 months, he/she agrees and authorizes that Solium, upon the instruction of Vale, will undertake the sale at the market price applicable at the time of selling. Apart from an entitlement to receive the sales proceeds (less any applicable fees and deductions), the employee agrees that he/she will have no recourse or claim against Vale or Solium in respect of such sale, regardless of the time of sale and sale price achieved. The employee also agrees that he/she will not utilize the account to do other transactions, including but not limited to purchasing or transferring shares to Solium. All sales, transfers, and transactions must be done through the SAFE account.

- Other locations - + 1 403 515 3909

Important note:

The information update process with the Matching official administrator, for participants in companies located in Brazil, is the sole responsibility of the participant[14]. Any leader who does not open or update the account or send the registration information within the outlined enrollment period will lose the right to participate in the 2023 cycle. For participants in companies located outside of Brazil, the process is done by local HR.

3.3. Shares Required for the Participation

3.3.1. Type of Share

Will be considered for this program the ordinary shares or ADRs backed in ordinary shares traded on the NYSE, and issued by Vale, through the authorized plan administrator for each location.

Therefore, at the official start date of 2023 cycle, participants from companies based in Brazil must acquire **VALE3** shares, while participants from companies based outside Brazil must acquire **VALE** ADRs. This manual uses the terminology "Shares" for any of the above types, as specified in footnote 6.

3.3.2. Reference Value of the Participant

The Reference Value to be calculated for each participant will vary according to the following criteria:

- Base salary on 12/31/2022[15] (respecting the definition of "base salary" of each location).
- Salary grade on 12/31/2022[12].
- Location where the leader is based on and/or company he/she is active at, both on 12/31/2022[12].
- Number of months worked (pro-rated) at Vale, in 2022 (valid only for executives hired in 2022).
- Participation option chosen by the participant in the Enrollment Form (Standard or Extra).

Participants from companies based in Brazil will have the Reference Value calculated in Brazilian Reais, while participants from companies based outside Brazil will have the Reference Value calculated in US Dollars.

Currency conversions that are required to convert the Reference Value to US Dollars will be made according to the methodology set out in Appendix D: Methodology for Currency Conversion.

3.3.3. Grant Share Price

The official grant price for the 2023 cycle will be the average purchase price of the shares as of **March 30th, 2023**. Consult the Appendix E: Methodology for Share Price Calculation for more details.

[14] In cases of expatriation, repatriation or transfer from or to Brazil, participants may need to open an account with both plan administrators. If this is your case, please contact your local HR.

[15] As officially registered in the source system and/or local payroll, on that date.

3.3.4. Number of Shares to Participate

The number of Shares[16] required for the participation in the 2023 Matching cycle will be established based on each executive's Reference Value, divided by the Grant Share Price. For executives from companies based in Brazil, Reference Value and Grant Price will be in Brazilian Reais, and for executives from companies based outside Brazil, Reference Value and Grant Price will be in US Dollars.

The number of Shares for participation will be rounded down, so there are no fractions (decimal places) for both participants from Brazil and outside Brazil[17].

Participants will be notified by Vale's Human Resources area regarding their number of Shares for the 2023 Matching cycle, as well as other information that is necessary for their enrollment and participation in the cycle.

4. Shares Acquisition Process

The eligible executive who chooses to participate in the terms of this program is responsible for financing the acquisition of his/her Shares. The number of Shares to be acquired by each participant, and consequently to be withheld during the three (03) years vesting, must respect the number calculated and communicated by Vale's Human Resources (see 3.3 Shares Required for the Participation).

The participant can acquire the Shares in two ways: (i) by using vested Shares of his/her own; or (ii) by purchasing Shares in the market, on the date established by Vale[18]. On the enrollment phase the executive must use only one option in order to acquire the number of Shares required for the 2023 cycle.

4.1. Use of Vested Shares

Vested Shares are Shares or ADRs of the same type provided by the program (see 3.3.1 Type of Share) already held by the participant on the official start date of the 2023 cycle, except for the Shares already linked to the Matching cycles not yet closed (cycles started in 2021 and 2022).

In order to participate in the 2023 cycle using Vested Shares, the participant must ensure ownership of the required number of Shares as communicated by the HR area at the beginning of the cycle, and that such Shares are under the management of the official program administrator[19] (as per region). In case there is an insufficient number of Vested Shares for participation under the management of the official program administrator, the executive will be able to:

- transfer the outstanding share balance to the official program administrator (as per region) within 5 business days after the start of the cycle[20], or

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[16] For the CEO or executives who report directly to the CEO, the Board of Directors may approve exceptions at any time, within the vesting period of the cycle, increasing the multiples and / or granting additional shares, in compliance with the Compensation Policy in force, as long as it does not harm the executive (s) or due the administrators Global Compensation approved annually by the company (specifically for statutory employees, exceptions must respect the budget already approved at the Annual General Meeting)

[17] In Brazil, the value referring to the residual fraction will be returned in paycheck; in other countries, the decimal fractions of ADRs purchased will be considered as "Vested Shares" for the participant.

[18] For employees who choose to use vested shares, after defined the required number of shares, if they identify that they have an insufficient number, they may choose to purchase the remainder via a purchase conducted by Vale.

[19] If the participant has vested Shares in other brokers and wants to use them, he/she must transfer them to the Matching authorized administrator. This process is optional and must be conducted and funded by the executive directly with his home broker.

[20] Outside Brazil, employees will not be able to transfer shares from their personal brokerage. For this case, the only transfers permitted are those between the two official brokerages, Shareworks and Ágora.

- authorize Vale to purchase the outstanding share balance for his/her participation (see 3.3.4 Number of Shares to Participate), by expressing their interest via email by **April 5th, 2023, in response to the communication sent** after the official cycle start date. This second purchase window will take place on **April 8th, 2023,** and any executive that chooses to participate will have up to 6 business days after the purchase to reimburse Vale via deposit / bank transfer to an account to be indicated at the time of the communication[21]

The use of vested Shares is optional and must be indicated and authorized by the executive in the Enrollment Form.

4.2. Purchase of Shares in the Market

The purchase of the Shares in the market will be operated by HR on behalf of the participants together with the plan administrators on **March 30th, 2023**, based on the market share price on this date, using the own resources of the participants who opt to join the cycle via purchase of Shares. To do so, it will be necessary for participants to deposit / transfer the Participant Reference Value (see 3.3.2 Reference Value of the Participant), in local currency[22], to Vale's bank account[23], which will be previously communicated by Vale´s Human Resources area.[24]

For employees working in China: (i) foreigners must deposit / transfer the Participant's Reference Value (see 3.3.2 Participant's Reference Value) to Vale S.A. or nominated company in Vale's group; (ii) Locals must deposit / transfer the Participant's Reference Value (see 3.3.2 Participant's Reference Value), in local currency, to the company SAFE account. SAFE will be responsible for transferring the value to the official program administrator.

4.2.1. Financial Contribution

The period for the participants to make the necessary contribution for the purchase of the Shares will be from **March 06th to 16th, 2023**. This contribution can be made via deposit or transfer[25], and the amount must respect the Reference Value (see 3.3.2 Grant Share Price of the Participant). Currency conversions that are required should follow the Appendix D: Methodology for Currency Conversion.

It is necessary that the participant make the contribution of this exact amount and communicate the deposited amount to the HR Team so that his/her participation in the Matching 2023 cycle can be confirmed. Contributions of a lower amount will not be considered for 2023 Matching, and in this case the Shares purchased will be vested and free for the personal use of the executive.

It is the executive's responsibility to communicate to HR once the contribution is made, so that the resources can be properly identified. The registration tool will be previously informed and must be filled by the participant, respecting the deadline for the contributions period, as established in this item.

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[21] For local employees in China the deposit procedure must be the same as indicated in item 4.2 Purchase of Shares on the Market.

[22] For calculation details, see Appendix D: Methodology for Currency Conversion

[23] All deposits/transfers are at the employee's expense, and Vale will not be responsible for the reimbursement of any associated transfer fees (if applicable).

[24] Employees of Vale Canada Limited must ensure money remitted for the purchase of Shares is: a) paid with the employee's personal finances; b) the funds are transferred from the employee's personal bank account; and c) the bank account must be with a chartered Canadian bank. Employees will also be required to sign an attestation to this effect when Vale Canada Limited receives funds to purchase shares for participation in the Program.

[25] The participant is responsible for the payment of the fees related to this transaction. Vale will not reimburse these fees to the participant.

Important Note:

> **The executive's financial contribution amount for the Matching Shares purchase will not be adjusted in the period between the payment/contribution and the effective date of the purchase of Shares in the market.**

5. Shares Management During the Cycle

5.1. Shares Administration

The executive may sell, transfer or transact his/her 2023 cycle Shares at any time, in total or partial[26]. However, if it is done, he/she will lose the right to receive the award, that will be paid by Vale in 2026, as well as any other payment that may be made by the company for the 2023 cycle. In addition, any cost resulting from such sale/transaction will be the responsibility of the executive[27].

The Matching Administrators are responsible for managing the Shares during the cycle vesting, and Vale will be informed of any transactions made that may invalidate the executive's participation in this cycle.

To consult the program's statement and number of Shares, please access the administrators' platforms:

- For Shares in Ágora Investimentos[28]: agorainvestimentos.com.br/
- For Shares in Solium[29]: shareworks.solium.com/

5.2. Brokerage Fees

Any Shares purchased outside the program through the same brokerage firm that manages the Matching Shares will be subject to brokerage fees defined by the firm. Vale will not be responsible for paying any fees related to purchases outside the program.

5.3. Dividends and Interests on Equity

In the event of dividends/ interest on equity paid by Vale, the holders of Shares acquired through the program will be entitled to dividends/ interest on equity as any other shareholder issued by Vale.

Executives who have shares in Brazil will have the amounts deposited in their respective bank or Ágora accounts, and executives who have ADRs outside Brazil may receive the credit in the Shareworks account or choose for the automatic reinvestment in new shares of the same type.

Shares acquired with dividend/ interest on equity during the vesting period of the program are not part of the Matching Program Shares and, therefore, will not be eligible for the award at the end of the three (03) year period.

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[26] With the exception of the CEO and Executive Vice Presidents, who must remain in the cycle until its end. For local employees in China, sales, transfers and transactions must happen throughout SAFE account.

[27] By having the participation ended, the costs previously funded by Vale will become the executives. It is important to keep contacts and registration data with the administrators always update to date, so that eventual processes and services can be communicated.

[28] Should the participant have any questions regarding the system access or data consult, It is necessary to contact directly the plan Administrators of Vale's Matching program - Ágora: stockoption@agorainvestimentos.com.br or Stock Options Telephone: +55 (11) 98945-0021, +55 (11) 98945-8906; Operations Telephone (only for stock sale and purchase): 3003-7640.

[29] Should the participant have any questions regarding the system access or data consult, It is necessary to contact directly the plan Administrators of Vale's Matching program - Shareworks: +1-403-515-3909.

6. Matching Award[30]

6.1. Conditions for staying in the Program

For the executives to be entitled to receive the Matching 2023 award at the end of the three-year cycle, they must meet **all** of the conditions below:

- They must have acquired the Shares (via purchase conducted by Vale and/or via use of vested Shares - see 4 Shares Acquisition Process) in accordance with the amount established and communicated by HR, and maintained in full and under his/her ownership during three years, until the payment date;
- They may not have sold and/or transferred[31] (total or partially) the Matching Shares during the three years, until the payment date[32];

Important Note:

Transactions involving derivatives, which set up position sold in Vale Shares, and share renting to third parties related to any shares issued by Vale that the executive holds, even if purchased outside the Matching Program, as long as they are an active participant of the program are also prohibited (since the purpose of Matching is the executive's exposure and alignment to the shares issued by Vale throughout the cycle). Any noncompliance with this rule will be subject to consequences provided for in Vale's Code of Conduct.

6.2. Matching Award Payment at the End of the Cycle

At the end of the cycle in 2026, participants who are eligible for the Matching 2023 award will receive by Vale the same number of Shares (1: 1 in shares) initially acquired and including the income tax (gross-up) [33][34].

The Shares issued for the award will be credited to the participant's account in the official program administrators (Ágora and Shareworks), either through acquisition in the market or through the use of Treasury shares, must respect the authorized plan administrator according to the executive's location at the time of payment (see 3.2 Registration Process in the Plan Administrators), regardless of the location in which the executive was at the beginning of the program.

The area/company responsible for the executive's costs at the time of the award will be responsible for the payment of his/her Matching 2023 award[35].

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[30] In case of incorrect payments, Vale reserves the right to make the necessary corrections.

[31] In case of repatriation, expatriation and another international movement related to Vale, the transfer of Shares is allowed as long as participants use both official plan administrators. In case of total transfer (of all ADRs) to Brazil the fractional shares with Solium must be kept with Solium or sold by the participant at the participant's expense and will not be eligible for the Matching award.

[32] Especially for the CEO and Executive Vice-Presidents, the specific rules on the Matching shares sale must be observed, even after the end of the cycle (according to the statutory employment contract).

[33] Except for employees working in China whose awards will be made in cash with an amount corresponding to the same number of shares acquired initially.

[34] For statutory executives, the award will be at least 1:1 in shares, including witholding taxes.

[35] The amount to be disbursed by the companies must be budgeted and accrued by the companies themselves, according to the guidelines of the applicable budget cycles.

6.3. Early Payment During the Cycle[36]

The conditions below outline the treatment for participants who leave Vale before the end of the 2023 cycle[37]:

Resignation or Termination with Cause

The executive will not be eligible for the award, or any payment provided by the program. In this case, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive's decision, since they were acquired based on his/her own resources[38]. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive after the resignation or termination with cause.

Termination without cause, Retirement, or Mutual Agreement

The executive will receive his/her award in cash, by the time of the termination/retirement or according to their termination letter and pro-rated by the number of months worked for Vale during the 2023 cycle[39].

The area/company responsible for the executive's costs at the time of the termination/retirement will be responsible for the payment of his/her Matching 2023 award[40].

After the termination/retirement, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive's decision, since they were acquired based on his/her own resources[41]. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive after the termination.

Expatriation, repatriation or international transfer[42]

The executive will receive a partial award in cash, at the time of his expatriation, repatriation or international transfer, pro-rated according to the number of months worked for Vale during the 2023 cycle (calculated from the official start date of the 2023 cycle, or from the last partial award payment triggered by previous expatriations or repatriations that occurred after the official 2023 cycle start date).

The area/company responsible for the executive's costs at the time of the expatriation / repatriation will be responsible for the payment of his/her Matching 2023 award[43].

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[36] Employees based in Canada, United States and United Kingdom should refer to the 2023 appendix F.

[37] See Appendix F for early payment conditions for executives in Canada, US, UK who leave Vale before the end of the 2023 cycle.

[38] After leaving Vale, all local employees in China must close their account at Shareworks within 6 months (maximum). All sales, transfers, and transactions must be done through SAFE account.

[39] Especially for the CEO and Executive Vice-Presidents, the specific rules regarding the award must be observed, in case of termination before the end of the cycle (according to the statutory employment contract).

[40] The amount to be disbursed by the companies must be budgeted and accrued by the companies themselves, according to the guidelines of the applicable budget cycles.

[41] After leaving Vale, all local employees in China must close their account at Shareworks within 6 months (maximum). All sales, transfers, and transactions must be done through SAFE account.

[42] This rule does not apply in the event of departure from countries where there is no taxation regime.

[43] The amount to be disbursed by the companies must be budgeted and accrued by the companies themselves, according to the guidelines of the applicable budget cycles.

After the payment, the number of shares paid out will no longer be linked to the program and, therefore, can be sold or kept as the executive's decision, since they were acquired based on his/her own resources[44]. The remaining share balance will continue to be linked to the 2023 Cycle and will be eligible for the normal award in 2026.

Important Note:

> **After this early payment, the executive will continue participating in the 2023 Matching program with the number of shares remaining, that is, with the number of shares that were not the target of this early payment.**

Death or Retirement due to Long-Term Disability

The executive or his/her legal heirs will receive the full 2023 cycle award, in cash, based on the number of Shares purchased at the beginning of the cycle.

The area/company responsible for the executive's costs at the time of the termination/retirement will be responsible for the payment of his/her Matching 2023 award[45].

At this moment, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive's or legal heirs' decision, since they were acquired based on his/her own resources[46]. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive or the legal heirs, after the termination.

Executives from Associated or Subsidiary Companies that Undergo Change of Control or Divestiture

Participants from associated or subsidiary companies (see

Appendix A: Participating Companies List) that undergo Change of Control or Vale´s divestiture, will receive the award in cash and pro-rated by the number of months worked for the associated/subsidiary company during the cycle until the Change of Control or Vale´s divestiture (while on Vale's control).

The area/company responsible for the executive's costs at the time of the Change of Control or divestiture will be responsible for the payment of his/her Matching 2023 award[47].

At this moment, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive's decision, since they were acquired based on his/her own resources[48]. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive after the effective date of termination.

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[44] After leaving Vale, all local employees in China must close their account at Shareworks within 6 months (maximum). All sales, transfers, and transactions must be done through SAFE account.

[45] The amount to be disbursed by the companies must be budgeted and accrued by the companies themselves, according to the guidelines of the applicable budget cycles.

[46] After leaving Vale, all local employees in China must close their account at Shareworks within 6 months (maximum). All sales, transfers, and transactions must be done through SAFE account.

[47] The amount to be disbursed by the companies must be budgeted and accrued by the companies themselves, according to the guidelines of the applicable budget cycles.

[48] After leaving Vale, all local employees in China must close their account at Shareworks within 6 months (maximum). All sales, transfers, and transactions must be done through the SAFE account.

Summary Table of Early Payment During the Cycle[49]

Table 6.3: Summary of conditions for early payment

Condition for early payment	Eligible for the award	Reference date for the calculation	Pro-rata for the calculation	Time of the award payment	Resp. for the award costs	Resp. for the mgmt and portfolio costs
Resignation or termination with cause	No	--	--	--	--	Executive
Termination without cause, retirement or mutual agreement	Yes, in cash	Last business day of the month preceding the date of the condition[50]	Number of months worked in the cycle	Follow local laws and practices and pay, preferably, with the other termination payments	Area/company responsible for the employee's costs on the condition date	Executive
Expatriation, Repatriation or International transfer	Yes, in cash[51]	Last business day of the month preceding the date of the condition	Number of months worked in the cycle	Follow local laws and practices and pay, preferably, with the other final payments	Area/company responsible for the employee's costs on the condition date	Executive
Death or retirement due to long-term disability	Yes, in cash	Last business day of the month preceding the date of the condition	Full	Follow local laws and practices and pay, preferably, with the other termination payments	Area/company responsible for the employee's costs on the condition date	Executive or legal heirs
Change of Control or Vale´s divestiture	Yes, in cash	Last business day of the month preceding the date of the condition	Number of months worked in the cycle in the company, until the change of control/ divestiture	Preferably, on the 1st pay after the change of control/divestiture, as established in the change of control/ divestiture contracts	Area/company responsible for the employee's costs on the condition date	Executive

6.4. Virtual Dividends Payment

In the event of payment of dividends/ interest on equity by Vale, executives participating in the 2023 Matching cycle and active at the dividends/ interest on equity payment date will be entitled to the "Matching Virtual Dividends" which is an amount of money relative to the number of shares executives will be entitled to as an award at the end of the cycle, equivalent to and of the **same net amount** per share of dividends/ interest on equity paid to Vale´s shareholders. The net amount will be calculated based on the dividends/ interest on equity amount per Share and on the number of Shares that will be award in 2026.

Executives will receive the amount in cash upon deposit at the same time as the payment of dividends/ interest on equity and in the same currency that they receive their salary through the regular process of the local payroll, because of that the payment will be made in the same bank account where the salary payment is made. Currency conversions required to calculate the amount to be paid will be made according to the method indicated in Appendix D: Methodology for Currency Conversion. The company's

[49] Employees based in Canada, United States and United Kingdom should refer to the 2023 appendix F.

[50] For executives at APAC EME companies will be considered the last working day if working or in garden leave at the notice period.

[51] This rule does not apply in the event of departure from countries where there is no taxation regime

direction responsible for the executive's personnel costs at the time of paying the Virtual Dividend will be responsible for disbursing this payment[52].

7. Employees with Special Work Conditions[53]

Employees who are away or on leave of absence, fixed term contracts, expatriates/repatriated, and granted or transferred to other group companies, should be treated according to their location rules.

See below some particularities for expatriate/repatriated and executives transferred to other companies.

Expatriates or Repatriated Employees (Participating companies)

For these cases, Global Mobility rules prevail and should be consulted.

The responsibility for tracking and managing Matching for the eligible expatriates or repatriates will be the local HR (Host Country HR for expatriates; Home Country HR for repatriated).

If the participant is transferred during the cycle, his/her Shares (including shares obtained via dividends/ interest on equity) can remain in the previous administrator - there is no need to transfer them to the other location[54].

Regarding the award, the rules described in 6.3 Early Payment During the Cycle must be observed. Employees working in China at the award moment, will receive the award in cash according to the rules of that location (see 6.2. Matching Award Payment at the End of the Cycle).

Executives Transferred to Other Companies of the Vale's System

In case of employees transferring to another Vale's company after the beginning of the cycle, **with corresponding transfer of contractual obligations**, the executive will continue to participate in the 2023 cycle. Payments related to the time worked before the transfer, if applicable, must be made by the destination company. If with the transfer a change of country occurs, the same rules will apply as in the case of expatriations / repatriations (see 6.3 Early Payment During the Cycle).

CEO and Executive Vice presidents

In case of termination or termination of the employment contract prior to the end of the cycle 2023 cycle, the award amount will be calculated pro-rated to the number of months worked in the 2023 cycle and officially paid, subject to the conditions in the Employment Contract, at the vesting date of the 2023 cycle and as the performance results calculated at the close date. The executive will not be entitled to the amount related to Matching Virtual Dividends that is paid after the date of termination or termination of the Employment Contract.

---

[52] The amount to be disbursed by the respective direction of the companies must be budgeted and accrued by them, according to the guidelines of the applicable budget cycles.

[53] If, during the cycle, any executives turn on leave to investigation of facts related to lawsuits and police or prosecutorial inquiries may have their eligibility suspended and the payment of awards postponed until the return of the executive and, if facts are found that constitute a just cause for the termination of the contract, the payment postponed will not be due to the executive.

[54] Except for expatriates from Brazil who declare tax domicile outside this country. They must transfer their shares to the official brokerage of the Program outside Brazil.

8. Key Dates of 2023 Cycle

Table 8: Key dates of 2023 cycle.

#	Date	Brief description of the event
01	February 07 to 17, 2023[55]	▪ Period for executive to formalize the enrollment option for 2023 cycle
02	March 06 to 16, 2023	▪ Period for financial contributions
03	March 30, 2023	▪ Official date for the beginning of 2023 Matching cycle ▪ Date of the Shares purchase in the market
04	March 31 to April 05, 23	▪ Period for the executive to authorize Vale to purchase the share difference (in case of insufficient vested shares)
05	April 11, 2023	▪ Date of the second Share purchase in the market (in case of insufficient vested shares)
06	March 31 to April 08, 2023	▪ Period for restricting vested shares
07	April 12 to 19,2023	▪ Period for financial contributions (related to the second Shares purchase)
08	March, 2026	▪ End of the cycle, with the award payment for the eligible employees

Important note:

> **The dates established above may be changed, and in this case, will be previously communicated by Vale to the participants. It is the responsibility of the Matching program participants to always observe the terms of Vale's Securities Trading Policy.**

Appendix A: Participating Companies List

Below is the list of the associated/subsidiary companies whose employees may be eligible to participate in the 2023 Matching, as well as the countries where they are located and the respective HR teams.

Important notes:

> **The information of the table below is subject to change during the cycle. It is the participant's responsibility to remain informed about any changes through local HR.**

[55] Eligible employees may change their enrollment decision until the program official registration in the commissions (SEC and CVM).

The following list indicates the companies that may have eligible employees. It does not mean that all the executives from these companies will be eligible.

Table A: List of subsidiary and associated companies whose employees may be eligible to the 2023 cycle.

Company	Country	HR Responsible
Companhia Portuária Baia de Sepetiba	BRAZIL	América Latina
Fundação Vale do Rio Doce	BRAZIL	América Latina
PT International Nickel Indonesia Tbk	INDONESIA	Asia Pacific & Middle East
PT Sumbawa Timur Mining	INDONESIA	Asia Pacific & Middle East
PT Vale Eksplorasi Indonesia	INDONESIA	Asia Pacific & Middle East
Salobo Metais S.A	BRAZIL	América Latina
Vale Americas, LLC	UNITED STATES	North America & Europe
Vale Asia Kabushiki Kaisha	JAPAN	Asia Pacific & Middle East
Vale Base Metals Asia Pacific Pte.Ltd	SINGAPORE	Asia Pacific & Middle East
Vale Canada Limited	CANADA	North America & Europe
Vale Europe Ltd.	UNITED KINGDOM	North America & Europe
Vale Exploraciones Chile Ltda	CHILE	América Latina
Vale Exploration Peru SAC	PERU	América Latina
Vale Exploration Pty Ltd	AUSTRALIA	Asia Pacific & Middle East
VALE HOLDINGS BV	NETHERLANDS	North America & Europe
Vale India Private Limited	INDIA	Asia Pacific & Middle East
Vale International S.A	SWITZERLAND	North America & Europe
Vale International S.A	UAE	Asia Pacific & Middle East
Vale International AS DIFC	UAE	Asia Pacific & Middle East
Vale International S.A. Singapore	SINGAPORE	Asia Pacific & Middle East
Vale Japan Ltd.	JAPAN	Asia Pacific & Middle East
Vale Malaysia Minerals SDN. BHD.	MALAYSIA	Asia Pacific & Middle East
Vale Manganês S.A	BRAZIL	América Latina
Vale Metals (Shanghai) Co., Ltd	CHINA	Asia Pacific & Middle East
Vale Minerals China Co. Ltd	CHINA	Asia Pacific & Middle East
Vale Newfoundland & Labrador Ltd.	CANADA	North America & Europe
Vale Oman Distribution Center LLC	OMAN	Asia Pacific & Middle East
Vale Oman Pelletizing Company LLC	OMAN	Asia Pacific & Middle East
Vale S.A.	BRAZIL	América Latina
Vale Technology Development (Canada) Limited	CANADA	North America & Europe
VHBV SWISS BRANCH	SWITZERLAND	North America & Europe

Appendix B: Eligible Employees Placement Distribution

The table shows the maximum number of executives that can be included by the immediate manager in Group A, according to the total number of eligible direct reports of this manager (after the placement needed at the group C), respecting the 30% limit (rounded up).

Table B: Eligible employees placement distribution based on the total eligible team.

# Potential participants (Gr. A + Gr. B)	Max. number to place in Gr. A
1	1
2	1
3	1
4	2
5	2
6	2
7	3
8	3
9	3
10	3
11	4
12	4
13	4
14	5
15	5
16	5
17	6
18	6
19	6
20	6
21	7
22	7
23	7
24	8
25	8
26	8
27	9
28	9
29	9
30	9
31	10
32	10
33	10
34	11
35	11
36	11
37	12
38	12
39	12
40	12
41	13
42	13
43	13
44	14
45	14
46	14
47	15
48	15
49	15
50	15
51	16
52	16
53	16
54	17
55	17
56	17
57	18
58	18
59	18
60	18
61	19
62	19
63	19
64	20
65	20
66	20
67	21
68	21
69	21
70	21
71	22
72	22
73	22
74	23
75	23
76	23
77	24
78	24
79	24
80	24
81	25
82	25
83	25
84	26
85	26
86	26
87	27
88	27
89	27
90	27
91	28
92	28
93	28
94	29
95	29
96	29
97	30
98	30
99	30
100	30

Appendix C: Registration Regularization in the Plan Administrators

Ágora Investimentos - New executives account creation

Participants who receive the fixed salary in Brazil and don't have an account in the Ágora Investimentos should access the website https://cadastro.agorainvest.com.br/ and inform the following data: (i) Access data; (ii) Personal Data; (iii) Financial Data; (iv) Residential Data; and (v) Additional Data.

Ágora Investimentos - Update of executives already registered

Participants who receive the fixed salary in Brazil and already have an account in the Ágora Investimentos must update the data every 2 years to keep participating in Matching. For that, those whose registration has been carried out or revalidated 2 years or more, must access the broker's website (www.agorainvestimentos.com.br) using their CPF, password and birth date. After the access, position the mouse in the upper right corner where is your name and Ágora code appears, access "Registration Data" and later "Personal Data", validating the old data and updating the new data.

Questions should be clarified directly with Ágora (stockoption@agorainvestimentos.com.br or Stock Options Telephone: +55 (11) 98945-0021 ou (11) 98945-8906; Operations Telephone (only for stock sale and purchase): 3003-7640.

Shareworks - New executives account creation

Participants who receive the fixed salary outside Brazil (including international designation) and don't have an account should contact the local HR and provide the necessary information to create the account.

In addition, it's necessary to complete the W-8BEN Form (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) regarding the income statement in case of dividends/ interest on equity payment or Shares sales. If it is not completed, the participant may be subject to taxes, which are his/her responsibility. The filling of this form must be done online, directly in the Shareworks system (Shareworks.solium.com). Other forms may be required, depending on the legal requirements of each country.

Solium Capital - Update of executives already registered

If it is necessary to update the account information, the executive should contact Local HR and request the change. Eventually, Solium may request to update the account (if applicable).

Questions related to the required documentation, or Shares sales, should be clarified directly with **Shareworks**, by calling +1-403-515-3909

Important note:

> **Leaders living abroad who have tax registration in Brazil (CPF) should pay special attention to ensure the information registered with the plan administrator accurately reflects the current status of the tax situation with the Brazilian treasury department, i.e., resident or non-resident. Any discrepancy may cause tax implications to the participant.**

Appendix D: Methodology for Currency Conversion

For executives that are outside Brazil and with a reference currency other than USD (currency in which the Share is traded outside Brazil), it is necessary to convert the reference currency to USD currency or vice versa.

To do so, the methodology described below (according to each case) will be used, considering the official website http://www.oanda.com/ and using the internationally recognized rounding rules, with two decimal places in all values.

For the Beginning of the Cycle

- Reference date for calculation: February 28, 2023 (last Brazilian business day of the month prior to the official month of the 2023 cycle beginning).
- Reference currency: currency in which the executive received his/her base salary on 12/31/2022 and/or currency in which the executive made the financial contribution in Vale's bank account.
- Method of conversion: bid rate on the reference date.
- Applicability: calculation of the following amounts - participant Reference Value, amount to be contributed by the participant and value to be considered for the purchase of Shares in the market (when / if applicable).

For Payment at the End of the Cycle

- Reference date for calculation: official end date of the cycle (to be previously established and communicated to participants in the same year of payment).
- Reference currency: currency in which the executive receives his/her base salary at Vale.
- Method of conversion: bid rate on the reference date.
- Applicability: calculation of the amounts to be paid to the participants as awards for the Matching 2023 program.

For Early Payment (before the end of the cycle)

- Reference date for calculation: last day of the month preceding the condition date (according to 6.3 Early Payment During the Cycle).
- Reference currency: currency in which the executive received his/her last base salary at Vale.
- Method of conversion: simple average of bid rates of the month preceding the condition date.
- Applicability: calculation of the amounts to be paid on the termination, to participants who leave Vale before the end of the cycle or calculation of the amount to be paid on the beginning or end of a expatriation period (see 6.3 Early Payment During the Cycle).

For Virtual Dividends Payment

- Reference date for calculation: Dividends/ interest on equity payment date in Brazil.
- Reference currency: currency in which the executive receives his/her base salary at Vale.
- Method of conversion: bid rate on the reference date.
- Applicability: calculation of the amounts to be paid to participants as Virtual Dividends for the Matching 2023 program (see 6.4 Virtual Dividends Payment).

Appendix E: Methodology for Share Price Calculation

For the Beginning of the Cycle

The Price to calculate the number of Shares required in the 2023 cycle will be the Purchase price (B3 S.A. for executives in Brazil, and NYSE for executives outside Brazil) on **March 30th, 2023**. For participants in Brazil, the price will be in Reais (VALE3) and for participants outside Brazil, the price will be in US Dollars (VALE ADR).

Internationally recognized rounding rules, with two significant decimal places, should be considered in all values.

For Payment at the End of the Cycle

For the award of executives eligible for payment, the actual average purchase price of Matching's shares in the market, on the official award day of the cycle, shall be used in 2026 and / or closing Share price of the last business day prior to the award date if Vale´s Treasury Shares are used for the award.

Internationally recognized rounding rules, with two significant figures, should be considered in all values.

For Early Payment (before the end of the cycle)

In the case of payment before the end of the cycle, the price to be used in the calculation shall be established based on the following:

- Reference date for calculation: last day of the month preceding the condition date (according to 6.3 Early Payment During the Cycle);
- Period: 60 last trading sessions prior to the reference date;
- Method of calculation: average of the share price weighted by the volume of Shares traded, in each of the trading sessions.

The trading sessions dates and the type of the Share shall be in accordance with the participant's location on the condition date.

Internationally recognized rounding rules, with two significant decimal places, should be considered in all values.

Appendix F: Addendum to Matching Program Manual - Canada, US, UK

Amended Terms:

The terms of the Matching Program|2023 Cycle are amended as follows for employees of Vale Canada Limited, and its subsidiary and affiliated companies, within the United States and the United Kingdom.

1.0 United States and the United Kingdom

The following terms apply to employees in the United States and the United Kingdom only:

Eligibility:
For clarity, paragraph 1 of section 1.2 *Conditions for Eligibility* in the first bulleted point states, "They must be working for Vale or one of the participating companies …" and in the third bulleted point states, "They must be active and effectively working for Vale at the official start date of the cycle" means as follows:

- For executives in the United Kingdom, in the event of termination of employment on a without cause basis, eligibility to participate in the 2023 Cycle shall apply only for the duration of the minimum statutory reasonable notice of termination period applicable in the jurisdiction in which the executive works, but no period of common law reasonable notice of termination where an executive is in receipt of pay in lieu of notice exceeding statutory minimum entitlements shall be deemed to be eligible and active employment for the purposes of the 2023 Matching Program.

- For executives in the United States, participation in the 2023 Cycle shall cease immediately upon the last day actively worked by the executive and no period of severance or reasonable notice of termination shall be deemed eligible and active employment for the purposes of the 2023 Matching Program.

- An executive shall be deemed ineligible to participate in the 2023 Cycle during any period of salary continuance, not inclusive of the minimum statutory notice period, as part of a separation agreement negotiated with Vale.

Early Payment for Employees Terminated During the 2023 Cycle:
The terms of *Early Payment during the Cycle* of Part 6.3 of the Manual are amended as follows:

- **Termination Without Cause/Retirement:**

  For Executives in the United Kingdom:

  For the purposes of award calculation, an executive that is terminated on without cause basis and provided with pay in lieu of notice shall have his/her participation in the 2023 Cycle pro-rated to the end of the minimum statutory reasonable notice of termination period applicable in the jurisdiction in which the employee works. For clarity, any period of common law reasonable notice of termination to which the executive may be entitled to that exceeds minimum statutory reasonable notice of termination entitlements is specifically excluded for the purposes of calculating the pro-rated period for participation in the 2023 Cycle and the valuation of shares/ADRs. The share price shall be based on the volume weighted average closing price of shares/ADRs during the last 60 trading days ending in the full calendar month preceding the month in which the end of the minimum statutory reasonable notice of termination period expires as applicable in the jurisdiction in which the executive works occurs.

For the purposes of award calculation, an executive that is terminated on without cause basis and is provided with working notice or any combination of working notice and pay in lieu of notice shall have his/her participation in the 2023 Cycle pro-rated to the later of the end of the minimum statutory reasonable notice of termination period applicable in the jurisdiction in which the executive works or the executive's last day worked of the working notice period. The share price shall be based on the volume weighted average closing price of shares/ADRs during the last 60 trading days ending in the full calendar month preceding the month that is the later of the month in which the end of the minimum statutory reasonable notice of termination period expires as applicable in the jurisdiction in which the executive works occurs or the executive's last day worked of the working notice period.

An executive that voluntarily resigns his/her employment and is at least 55 years old and has 10 years of service as of the effective date of resignation shall be deemed to have "Retired". A Retired executive shall have his/her participation in the Matching cycle pro-rated based on the number of days worked from the start of the cycle to the effective date resignation. The share price shall be based on the volume weighted average closing price of shares/ADRs during the last 60 trading days ending in the full calendar month preceding the month in which the resignation is effective. Administration costs of the fund, when applicable, will be the responsibility of the individual effective from the retirement date.

An executive that resigns his or her employment, whether to commence retirement or not, and does not meet the above defintion of "Retired" will be deemed to have resigned and will forefeit eligibilty for participation in the cycle if the effective date of resignation is prior to the conclusion of the cycle as stipulated by Vale.

For Employees in the United States:

For the purposes of award calculation, an executive that is terminated on without cause basis shall have his/her participation in the 2023 Cycle shall cease immediately upon the last day actively worked by the executive and no period of severance or reasonable notice of termination shall be deemed eligible and active employment for the purposes of the 2023 Matching Program. For clarity, any period of reasonable notice of termination or severance pay to which the employee may be entitled is specifically excluded for the purposes of calculating the pro-rated period for participation in the 2023 Cycle and the valuation of shares/ADRs. The share price shall be based on the volume weighted average closing price of shares/ADRs during the last 60 trading days prior ending in the full calendar month preceding to the last day actively worked by the executive.

An executive that voluntarily resigns his/her employment and is at least 55 years old and has 10 years of service as of the effective date of resignation shall be deemed to have "Retired". A Retired executive shall have his/her participation in the Matching cycle pro-rated based on the number of days worked from the start of the cycle to the effective date resignation. The share price shall be based on the volume weighted average closing price of shares/ADRs during the last 60 trading days ending in the full calendar month preceding the month in which the resignation is effective. Administration costs of the fund, when applicable, will be the responsibility of the individual effective from the retirement date.

An executive that resigns his or her employment, whether to commence retirement or not, and does not meet the above definition of "Retired" will be deemed to have resigned and will forefeit

eligibilty for participation in the cycle if the effective date of resignation is prior to the conclusion of the cycle as stipulated by Vale.

- **Death or permanent disability**:

  An employee will be deemed to have a 'permanent disability' if two years has passed since the employee was deemed 'Totally Disabled' as defined within Vale Canada Limited's Long Term Disability Plan, as amended from time to time, and has been deemed eligible for Long Term Disability benefits under the Company's group Long Term Disability Benefits Plan on basis of being totally disabled from any occupation.

- **Change of Control:**

  The Change of Control or Divestiture of Vale's Shareholding provision is only deemed triggered if the employee is terminated on a without cause basis as a direct result of such change of control or divestiture of Vale's shareholdings. The change of control provision shall only be applicable where an employee is terminated as a direct result of a Change of Control event in which case the Matching award shall be administered and calculated in accordance with a Termination Without Cause/Retirement as noted above in this Addendum.

Income Tax on Matching Shares:

- At the end of the 2023 Cycle, that is, three years after the purchase of shares, Vale will verify the employee's balance with the brokerage firm. Those who have not sold any of the purchased shares from the initial cycle and remain an active employee of Vale shall be eligible to receive the Matching Reward, receiving the number of shares or money equal to the amount purchased at the beginning of the Cycle as well as an amount representing income taxes, where applicable, incurred on the matching shares (taxable benefit).

Appendix D: Methodology for Currency Conversion:

- The reference in the first sentence under the heading *For Payments Before the End of the Cycle* is amended to include the provisions in this Addendum concerning Early Payment for Employees Terminated During the 2023 Cycle.

Appendix E: Methodology for Share Price Calculation:

- The reference in the first sentence under the heading *For Payments Before the End of the Cycle* is amended to include the provisions in this Addendum concerning Early Payment for Employees Terminated During the 2023 Cycle.

2.0 Canada

The following terms apply to employees in Canada only:

Addendum to section 1.2: Conditions for Eligibility:

1. For clarity, paragraph 1 of section 1.2 *Conditions for Eligibility* which in the first bulleted point states, "He/she must be working for Vale or one of the participating companies …" and which in the third bulleted point states, "They must be active and effectively working for Vale at the official start date of the cycle", together mean as follows:
   a. The executive must be personally attending within the workplace and actually rendering and performing his/her work duties in the normal course.
   b. With the exception of annual vacation, leaves of absence of any kind, whether unpaid or any periods while the executive is in receipt of benefit payments (whether paid as part of a company benefit plan or via a statutory workers compensation scheme), shall be excluded and participation in the 2023 Cycle shall be prorated based on the period in which the executive is personally attending within the workplace and actually rendering and performing his/her work duties in the normal course.
2. The executive understands and agrees that as of the Date of Termination (defined below), he/she ceases to be active and working for Vale, and that he/she is not eligible to participate in the Matching Program after the Date of Termination. The executive further understands and agrees that he/she will not be entitled to money or damages for the lost opportunity to participate in the Matching Program.

Addendum to section 6.3: Early Payment During the Cycle

The executive understands and agrees that the following terms apply to executives in Canada, in place of the terms at section 6.3 of the Matching Program.

Early Payment During the Cycle for Executives in Canada

In the event of a Termination Without Cause, Retirement, or Change of Control of Divestiture of Vale's Shareholding, the executive will receive a prorated award payment in cash over the Matching 2023 Cycle up to the Date of Termination. The prorated award payment is conditional on the executive maintaining their eligibility in the Matching 2023 Cycle up to the Date of Termination. For clarity, "Date of Termination" is defined as:

a. Termination Without Cause: In the case of termination by Vale without cause (whether such termination is lawful or unlawful), the later of (i) the last day worked by the executive and (ii) the last day of the statutory notice period as prescribed by the applicable employment standards legislation.

b. Retirement: In the case of an executive who meets the definition of Retired Executive below, the last day worked by the executive.

c. Change of Control or Divestiture of Vale's Shareholding: The Change of Control or Divestiture of Vale's Shareholding provision is only deemed triggered if the employee is terminated on a without cause basis as a direct result of such change of control or divestiture of Vale's shareholdings. In the case of an executive from an associated or subsidiary company (see Appendix A: List of Participating Companies) who is terminated as a result of a change of control

or divestiture of Vale's shareholdings in the associated or subsidiary company, the Date of Termination as defined in section (a) Termination Without Cause will apply.

In the event of a Resignation or Termination With Cause, to be eligible to receive payment of his/her Matching 2023 award, an executive must be actively employed by Vale on the award payment date, and the executive shall not otherwise be eligible to receive any prorated award payment over the Matching 2023 Cycle. For this purpose, an executive's active employment is deemed to cease on his/her Date of Termination. **"Date of Termination"** is defined as:

d. **Resignation:** In the case of an executive's resignation or an executive who retires and does not meet the definition of Retired Executive below, the last day worked by the executive. The executive's participation in the Matching 2023 Cycle award will immediately be terminated and cancelled as of the Date of Termination.

e. **Termination With Cause:** In the case of termination by Vale with cause (whether such termination is lawful or unlawful), the later of (i) the last day worked by the executive and (ii) the last day of the statutory notice period as prescribed by the applicable employment standards legislation (if applicable). The executive's participation in the Matching 2023 Cycle award will immediately be terminated and cancelled as of the Date of Termination.

In the event of an executive's death or retirement for disability, the executive will be entitled to their full Matching 2023 award in cash.

Virtual Dividends: Except where an executive resigns from their employment with Vale, to receive payment of a Virtual Dividend, the executive must be actively employed on the date the corresponding dividend is paid to Vale's shareholders. An executive's active employment is deemed to cease on the Date of Termination, as defined above. In the case of an executive's resignation from Vale, the executive will cease to be eligible for Virtual Dividends upon the Resignation Date, which is defined as the earlier of (i) two (2) weeks from the date notice of resignation is given; and (ii) the effective date of resignation. For clarity, the employee will not receive payments for Virtual Dividends which correspond to dividends paid to shareholders after the Resignation Date.

For clarity, an executive will cease to participate in the Matching 2023 Cycle as of the Date of Termination as set out above. The executive will not be entitled to receive any further payments or entitlements under the Matching 2023 Cycle beyond such date for, without limitation, any period of common law notice, regardless of whether such payments have already been earned or accrued prior to such date, unless otherwise prescribed by the applicable employment standards legislation. Further, if a court of competent jurisdiction finds that the executive's employment was terminated by Vale and the executive is entitled to damages in relation to the termination of his/her employment (whether such termination is lawful or unlawful), the executive will not be entitled to damages for the lost opportunity to earn an award.

As of the Date of Termination, the Shares purchased will no longer be linked to the Matching Program, meaning that they will no longer be associated with the program and the employee will not be entitled to any further payments under the program. Therefore, they can be sold or kept at the employee's decision since they were acquired based on his/her own resources.

For executive's whose employment has been terminated without cause and for employee's who have retired from Vale, the following values will be used for the purposes of calculating the executive's prorated award payments:

a. **Share Price:** The share price shall be based on the volume weighted average closing price of virtual shares over the 60 trading days, ending on the last business day of the month prior to the month of the Date of Termination.

b. **Methodology for Currency Conversion:** The reference date for calculation shall be the last business day of the month prior to the month of the Date of Termination.

Responsibility for Payment of Award: The area/company responsible for the personnel expenses of the employee (i.e. base salary) on the Date of Termination is also responsible for the expenses of his/her award payment.

Definition of "Retired Executive": An executive that voluntarily resigns his/her employment and is at least 55 years old and has 10 years of service as of the effective date of resignation.